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                                                                   EXHIBIT 10.7A

                             SECOND AMENDMENT TO THE
                     GRAPHIC PACKAGING EQUITY INCENTIVE PLAN
                (AS AMENDED AND RESTATED EFFECTIVE MAY 15, 2001)


1. PLAN SPONSOR: Graphic Packaging International Corporation.

2. AMENDMENT OF PLAN: The following amendments to the Graphic Packaging Equity Incentive Plan (As Amended and Restated Effective May 15, 2001) (the "Plan") are adopted effective April 30, 2003.

3. SECTION 2.1(h) OF THE PLAN SHALL BE AMENDED TO READ IN FULL AS FOLLOWS:

                  (h) "Fair Market Value" means the closing price of the Stock as reported on the New York Stock Exchange ("NYSE") on the date preceding a particular date. If there are no Stock transactions on such date, the Fair Market Value shall be determined as of the immediately preceding date on which there were Stock transactions. If the price of the Stock is not reported on NYSE, the Fair Market Value of the Stock on the particular date shall be as determined by the Committee using a reference comparable to the NYSE system. If, upon exercise of an Option, the exercise price is paid by a broker's transaction as provided in section 7.2(g)(ii)(D), Fair Market Value, for purposes of the exercise, shall be the price at which the Stock is sold by the broker.


4. TERMS AND CONDITIONS OF PLAN. Except for the above amendments, all terms and conditions of the Plan are unamended and shall remain in full force and effect.

                                               GRAPHIC PACKAGING INTERNATIONAL
                                               CORPORATION


                                               By:
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